FILED UNDER RULE 424(b)(3)
REGISTRATION NO. 333-98163

PROSPECTUS SUPPLEMENT
(To Prospectus dated February 5, 2003)



                                   3M COMPANY

                                 278,979 SHARES

                                  COMMON STOCK

         The prospectus of 3M Company (the "Company"), dated February 5, 2003 relating to the sale of the Company's common stock from time to time by the selling stockholders is hereby supplemented as set forth below. You should read this prospectus supplement in conjunction with the prospectus dated February 5, 2003 which is to be delivered with this prospectus supplement.

         The table of selling stockholders set forth on page 8 of the prospectus is hereby supplemented and amended by the information in the table below.

                                 SHARES BENEFICIALLY      SHARES WHICH MAY
                                 OWNED PRIOR TO THE      BE SOLD PURSUANT TO
    SELLING STOCKHOLDERS             OFFERING(1)          THIS PROSPECTUS(2)
----------------------------     -------------------     -------------------
Richard L. Fowler & Joyce E.           113,882                 113,882
Fowler Jt. Ten.

Joyce E. Fowler TTEE
Richard L. Fowler Grantor                6,558                   6,558
Retained Annuity Trust

Richard L. Fowler & Joyce E.            19,050                  19,050
Fowler Charitable Remainder
Unit Trust

-----------------
(1) Represents beneficial ownership of less than one percent of 3M's outstanding capitalization.

(2) The registration statement of which this prospectus forms a part also shall cover any additional shares of our common stock which become issuable in connection with the Shares by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which result in an increase in the number of 3M's outstanding shares of common stock.


            THE DATE OF THIS PROSPECTUS SUPPLEMENT IS APRIL 29, 2003
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